International Shipholding Corporation REPORTS THIRD QUARTER 2015 results AND PROVIDES UPDATE ON ITS STRATEGIC PLAN

Mobile, Alabama, November 16, 2015 – International Shipholding Corporation (NYSE: ISH) today announced financial results for the quarter ended September 30, 2015.

Third Quarter 2015 and Subsequent Highlights

•

On October 21, 2015, the Company’s Board of Directors approved a Strategic Plan (the “Strategic Plan”) to streamline the Company principally by focusing on three core segments including the Jones Act, PCTC and Rail-Ferry segments

•	Granted waivers through March 31, 2016 from lenders and lessors in order to support execution of the Strategic Plan
•	Implementation of the Strategic Plan to improve the Company’s leverage and liquidity profile to enable accretive fleet growth in core segments

Net Income

The Company reported a net loss of $7.2 million for the three months ended September 30, 2015, compared to a net loss of $2.6 million for the three months ended September 30, 2014.  The 2015 third quarter results included non-cash impairment losses of $3.1 million on a write-off of goodwill and a write down on an asset held for sale.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated, “Subsequent to the adoption of our Strategic Plan to streamline the Company around our core segments, I am pleased to announce that we have reached an agreement with all of our lenders and lessors that supports our efforts to transform International Shipholding into a leaner, more focused, and more profitable Company.”

Mr. Johnsen continued, “We believe that value exists in our long-term customer relationships, our high-quality assets, our deep industry experience, and our leading competitive positions in our core, niche segments. With the Strategic Plan and the full support of our lenders and lessors secured, we are now in a position to move forward in an orderly manner with the divestment of our non-core assets, and the unlocking of International Shipholding’s value for the benefit of our shareholders.”

Gross Voyage Profit

As previously disclosed in our November 3, 2015 release of operating results, the Company’s gross voyage profit, representing the results of its six reporting segments, was $10.4 million and $12.6 million for the three months ended September 30, 2015 and 2014, respectively. The comparable results by operating segment are shown below:

(All Amounts in Millions)		Pure Car	Dry Bulk		Specialty
	Jones Act	Truck Carriers	Carriers	Rail-Ferry	Contracts	Other	Total
Third Quarter, 2015
Gross Voyage Profit (Loss)	$(0.6)	$5.0	$1.2	$1.9	$2.6	$0.3	$10.4
Depreciation	(1.6)	(2.2)	(1.1)	(0.4)	(0.4)	(0.2)	(5.9)
Gross Profit (Loss) (After Depreciation)	$(2.2)	$2.8	$0.1	$1.5	$2.2	$0.1	$4.5

EBITDA	$1.9	$3.1	$0.7	$1.1	$2.1	$0.4	$9.3
Number of non-operating days	223	17	-	-	-	-	240
Number of operating days	421	535	1,733	184	1,358	-	4,231
Number of Vessels	7	6	19	2	13	-	47

Third Quarter, 2014
Gross Voyage Profit	$6.8	$2.6	$0.4	$1.5	$0.9	$0.4	$12.6
Depreciation	(2.0)	(1.7)	(1.6)	(0.5)	(0.5)	(0.2)	(6.5)
Gross Profit (Loss) (After Depreciation)	$4.8	$0.9	$(1.2)	$1.0	$0.4	$0.2	$6.1

EBITDA	$8.8	$2.1	$0.2	$1.2	$1.4	$0.6	$14.3
Number of non-operating days	131	39	-	-	-	-	170
Number of operating days	513	605	1,932	184	1,348	-	4,582
Number of Vessels	7	7	21	2	16	-	53

Variance
Gross Voyage Profit (Loss)	$(7.4)	$2.4	$0.8	$0.4	$1.7	$(0.1)	$(2.2)
Depreciation	0.4	$(0.5)	$0.5	$0.1	$0.1	$-	$0.6
Gross Profit (Loss)	$(7.0)	$1.9	$1.3	$0.5	$1.8	$(0.1)	$(1.6)

For a reconciliation of the gross voyage numbers presented above to GAAP figures, please see the attached Non-GAAP Reconciliation Statement.

With the exception of the Company’s Jones Act and Other segments, all operating segments reported improved gross voyage profit and improved operating margins.  The Pure Car Truck Carrier (“PCTC”) segment reported a gross voyage profit of $5.0 million in the 2015 third quarter versus a $2.6 million gross voyage profit in the comparable 2014 quarter.  The improvement in its supplemental cargo volumes was the primary driver of this increase.  The Company expects the supplemental cargo contribution for the year to be slightly above $7.0 million, which is in line with the Company’s target of $6.0 million to $8.0 million.  The Dry Bulk segment reported an improvement of approximately $0.8 million from the 2014 third quarter results.  While the overall international Dry Bulk market continues at depressed levels, the Company’s results from its investment in mini-bulkers improved.  Gross voyage profit from the Rail Ferry segment was higher by approximately $0.4 million year-over-year as a result of favorable changes to cargo mix coupled with reduced operating expenses.  This segment, consisting of two rail ferry vessels operating between Mobile, Alabama and Coatzacoalcos, Mexico, has in recent years consistently generated annual gross voyage profit levels within a range of $4.5 million to $5.5 million.  The Specialty segment is comprised of vessels operating under unique contracts, including the Company’s long-term contract in Indonesia, three Time Charter contracts, and a medium-term Bareboat Charter contract that is serviced by the Company’s ice-strengthened multi-purpose vessel. Gross voyage profit from this segment grew by $1.8 million year-over-year as a result of (i) additional revenue provided by improved efficiencies related to the Indonesian contract, (ii) activity from the addition of a Heavy Lift vessel earlier this year, and (iii) improved results from the Company’s minority investments. The Company’s Other segment, which is comprised primarily of the Company’s ship brokerage operations, reported a slight decrease in gross voyage profit year-over-year.

Gross voyage profit from the Company’s Jones Act segment fell $7.4 million year-over-year.  The Jones Act fleet servicing the United Ocean Services (“UOS”) customers experienced 126 non-operating days in the quarter (excluding 92 days of lay-up on one of its tug/barge units).  Due primarily to reduced operating days, the tonnages moved during the quarter decreased by approximately 500,000 tons and the number of ballast days increased from 89 in the third quarter of 2014 to 159 in the 2015 comparable period.  The above, coupled with the previously reported freight rate reduction on our Tampa Electric contract, produced results for the quarter that did not meet the Company’s expectations.

Administrative and General

Administrative and general expenses were $5.5 million and $5.3 million for the three months ended September 30, 2015 and 2014, respectively.  Non-recurring professional fees incurred during various financing negotiations were partially offset with lower salaries and benefits in the third quarter of 2015.

Interest and Other

Interest and other charges for the 2015 third quarter were $2.7 million compared to $2.3 million for the comparable three month period in 2014.  The 2015 increase was due primarily to additional interest expense on our 2007 PCTC which was repurchased from a lessor late in the 2014 third quarter.

Income Taxes

The Company reported a tax provision of $0.4 million in the 2015 third quarter, compared to a $1.1 million tax provision in the 2014 third quarter.  The 2015 provision is related to an alternative minimum tax on previously unrecognized deferred gains which are not offset by our existing tax attributes.

Balance Sheet

On October 21, 2015, the Company’s Board of Directors approved a Strategic Plan to restructure the Company principally by focusing on three core segments including the Jones Act, PCTC and Rail-Ferry segments. The non-core assets that will be divested include all of the assets in our Dry Bulk Carriers, Specialty Contracts and Other segments. In addition to these assets, the Company also intends to divest of its minority ownership in mini bulkers, chemical tankers and asphalt tankers, as well as one International flag PCTC vessel, the Glovis Countess. The Company believes that the successful implementation of the Strategic Plan will strengthen its financial position by reducing debt from $213.7 million as of September 30, 2015 to approximately $90 - $100 million as of June 30, 2016.  While we have classified all of our outstanding debt as current on our Condensed Consolidated Balance Sheet as of September 30, 2015, none of our creditors accelerated our debt and demanded immediate payment in full (except for mandatory prepayments in connection with the sale of specified collateral). Instead, we determined that GAAP requires us to reclassify all of our debt to current because of the uncertainty of being able to assert that we will be in compliance with all of our debt covenants for the next twelve months.

The Company has reached agreements with all of its lenders and lessors to amend its credit facilities with waivers of financial covenants through March 31, 2016.  In the interim period from November 16, 2015 to March 31, 2016, this granting of waivers assists the Company in implementing and executing the Strategic Plan that its Board of Directors approved on October 21, 2015. The implementation of the Strategic Plan, which is discussed in the Company’s third quarter Form 10-Q filed with the SEC on November 16, 2015, is expected to improve the Company’s liquidity to satisfy all temporarily waived debt covenants before their reinstatement on April 1, 2016, while also deleveraging the Company’s balance sheet.

As a result of this reclassification of long-term debt, the Company reported negative working capital of $200.0 million with $6.1 million of cash and cash equivalents as of September 30, 2015.

Dividends

Under the terms of the Company’s Series A and Series B Preferred Stock, no Common Stock dividend may be declared, paid or set apart until all unpaid dividends on the Preferred Stock have been satisfied.  Accordingly, no Common Stock dividend has been declared.

Outlook

International Shipholding’s Strategic Plan calls for the divestiture of certain assets during the 2015 fourth quarter.  While this is expected to have a positive impact on the Company’s leverage and liquidity positions, the timing of the sales during the fourth quarter is expected to impact the Company’s 2015 EBITDA.  Due to the uncertainty regarding the specific timing of those asset sales,  the Company has determined that the accurate provision of full-year EBITDA guidance at this time is not  possible.  The Company’s projected cash outlay on capital expenditures, excluding construction of the New Orleans headquarters, is projected to be in a range of $30.0 million to $32.0 million for 2015.

All 2015 and 2016 outlook figures included in this release exclude the effects of special items, future changes in regulation, the impact of unforeseen litigation or unforeseen events or circumstances that reduce vessel deployment or rates, any changes in operating or capital plans, and any future acquisitions, divestitures, buybacks or other similar business transactions.  For purposes of this outlook section, EBITDA means earnings before interest, taxes, depreciation and amortization.  See “Caution concerning forward-looking statements” below. Dividends are payable only if and when declared by our Board of Directors, which remains free to change or terminate our dividend practices at any time.

Conference Call

In connection with this release, management will host a conference call on Tuesday, November 17, 2015 at 10:00 AM ET.  To participate in the conference call, please dial (888) 572-7025 (domestic) or (719) 325-2308 (international).  Participants can reference the International Shipholding Corporation Third Quarter 2015 Conference Call or passcode 9641545.  Please dial in approximately 5 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.intship.com.  Please allow extra time prior to the call to visit the Company’s website and download any software that may be needed to listen to the webcast.

A replay of the conference call will be available through November 24, 2015 at (877) 870-5176 (domestic) or (858) 384-5517 (international).  The passcode for the replay is 9641545.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and International flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.  www.intship.com

Caution concerning forward-looking statements

Except for historical and factual information, the matters set forth in this release and future oral or written statements made by us or our management, including statements regarding our 2015 guidance, and other statements identified by words such as “estimates,” “expects,” “anticipates,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations only, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control.  Actual events and results may differ materially from those anticipated, estimated, projected, expressed or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect.  Factors that could affect actual results include, but are not limited to: our ability to successfully and timely implement our restructuring or refinancing plans in full;  potential changes in such plans; our ability to maximize the usage of our vessels and other assets on favorable economic terms, including our ability to renew our time charters and contracts on favorable terms when they expire, to maximize our carriage of supplemental cargoes, and to improve the return on our dry bulk fleet if and when market conditions improve; our ability to  comply with each of our debt instruments, including all financial covenants, divestiture requirements and mandatory prepayment obligations; changes in domestic or international transportation markets that reduce the demand for shipping generally or for our vessels in particular, including changes in the rates at which competitors add or scrap vessels; industry-wide changes in cargo freight rates, charter rates, vessel design, vessel utilization or vessel valuations, or in charter hire, fuel or other operating expenses; unexpected out-of-service days affecting our vessels, whether due to drydocking delays, unplanned maintenance or modifications, accidents, equipment failures, obsolescence, adverse weather, natural disasters, or other causes; our ability to access the credit markets or sell assets on terms reasonable to us or at all, including our ability to sell vessels to reduce our leverage; political events in the United States and abroad; the appropriation of funds by the U.S. Congress, including the impact of any future cuts to federal spending; terrorism, piracy, quarantines and trade restrictions; changes in foreign currency rates or interest rates; the effects of more general factors, such as changes in tax laws or rates in pension or benefits costs, or in general market, labor or economic conditions; and each of the other economic, competitive, governmental, and technological factors detailed in our reports filed with the Securities and Exchange

Commission.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors.  Similarly, we cannot predict the impact of each such factor on our business or the extent to which any one or more factors may cause actual results to differ from those reflected in any of our forward-looking statements.  Accordingly, you are cautioned not to place undue reliance upon any of our forward-looking statements, which are inherently speculative and speak only as of the date made.  We undertake no obligation to update or revise, for any reason, any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

Contact:

The IGB Group

Bryan Degnan

(646) 673-9701

bdegnan@igbir.com

Leon Berman

(212) 477-8438

lberman@igbir.com

International Shipholding Corporation

Niels M. Johnsen, Chairman (212) 943-4141

Erik L. Johnsen, President (251) 243-9221

Manny Estrada, V. P. and CFO (251) 243-9082

Non-GAAP Reconciliation by Segment
Quarter ended September 30, 2015

(All Amounts in Millions)
		Pure Car	Dry Bulk		Specialty
Jones Act		Truck Carriers	Carriers	Rail-Ferry	Contracts	Other	Total
Third Quarter, 2015
Gross Voyage Profit (Loss)	$(0.6)	$5.0	$1.2	$1.9	$2.6	$0.3	$10.4
*Add Back: Amortization & Drydock	2.5	0.6	-	0.3	0.3	-	3.7
A&G	-	(2.5)	(0.5)	(1.1)	(1.3)	(0.1)	(5.5)
Other	-	-	-	-	0.5	0.2	0.7
EBITDA	$1.9	$3.1	$0.7	$1.1	$2.1	$0.4	$9.3
Depreciation	(1.6)	(2.2)	(1.1)	(0.4)	(0.4)	(0.2)	(5.9)
Impairment	(3.1)	-	-	-	-	-	(3.1)
Amortization	(2.5)	(0.6)	-	(0.3)	(0.3)	-	(3.7)
Other	-	-	-	-	(0.5)	(0.2)	(0.7)
Gain on Sale of Asset**	-	0.1	-	-	-	-	0.1
*Add Back: Unconsolidated Entities	-	-	-	0.2	(0.4)	-	(0.2)
Operating Income (Loss)	$(5.3)	$0.4	$(0.4)	$0.6	$0.5	$-	$(4.2)

Third Quarter, 2014
Gross Voyage Profit	6.8	$2.6	$0.4	$1.5	$0.9	$0.4	$12.6
*Add Back: Amortization & Drydock	4.8	0.6	-	0.3	0.4	-	6.1
A&G	(2.8)	(1.1)	(0.2)	(0.6)	(0.4)	(0.2)	(5.3)
Other	-	-	-	-	0.5	0.4	0.9
EBITDA	8.8	$2.1	$0.2	$1.2	$1.4	$0.6	$14.3
Depreciation	(2.0)	(1.7)	(1.6)	(0.5)	(0.5)	(0.2)	(6.5)
Impairment	-	-	-	-	-	-	-
Amortization	(4.8)	(0.6)	-	(0.3)	(0.4)	-	(6.1)
Other	-	-	-	-	(0.5)	(0.4)	(0.9)
Loss (Gain) on Sale of Asset**	-	-	-	-	-	0.1	0.1
*Add Back: Unconsolidated Entities	-	-	0.4	0.1	(0.3)	-	0.2
Operating Income (Loss)	2.0	$(0.2)	$(1.0)	$0.5	$(0.3)	$0.1	$1.1

* To remove the effect of including the results of the unconsolidated entities, drydock, and amortization in Gross Voyage Profit
**Gain on Sale of Asset not included in calculation of EBITDA

INTERNATIONAL SHIPHOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(All Amounts in Thousands Except Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$66,509	$74,410	$201,843	$223,856

Operating Expenses
Voyage Expenses	52,569	55,450	158,589	170,685
Amortization Expense	3,657	6,142	13,192	16,791
Vessel Depreciation	5,740	6,291	16,773	19,528
Other Depreciation	185	181	556	545
Administrative and General Expenses	5,476	5,271	15,286	15,828
Impairment Loss	3,042	-	4,870	-
(Gain) Loss on Sale of Assets	106	1	(4,573)	1
Total Operating Expenses	70,775	73,336	204,693	223,378

Operating Income (Loss)	(4,266)	1,074	(2,850)	478

Interest and Other
Interest Expense	3,194	2,890	8,306	7,076
Derivative (Gain) Loss	-	(89)	2,991	(57)
Loss on Extinguishment of Debt	-	225	355	225
Other Income from Vessel Financing	(463)	(456)	(1,378)	(1,417)
Investment Income	(5)	(278)	(29)	(302)
Foreign Exchange Loss	-	30	91	123
	2,726	2,322	10,336	5,648
Loss Before Provision for Income Taxes and Equity in Net Income (Loss) of Unconsolidated Entities	(6,992)	(1,248)	(13,186)	(5,170)

Provision for Income Taxes	373	1,141	405	912

Equity in Net Income (Loss) of Unconsolidated Entities (Net of Applicable Taxes)	158	(176)	1,716	(364)

Net Loss	$(7,207)	$(2,565)	$(11,875)	$(6,446)

Preferred Stock Dividends	1,305	1,305	3,916	3,916

Net Loss Attributable to Common Stockholders	$(8,512)	$(3,870)	$(15,791)	$(10,362)

Loss Per Common Share:
Basic	$(1.16)	$(0.53)	$(2.16)	$(1.42)
Diluted	$(1.16)	$(0.53)	$(2.16)	$(1.42)

Weighted Average Shares of Common Stock Outstanding:
Basic	7,333,406	7,301,657	7,322,071	7,278,695
Diluted	7,333,406	7,301,657	7,322,071	7,278,695

Common Stock Dividends Per Share	$0.05	$0.25	$0.35	$0.75

INTERNATIONAL SHIPHOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(All Amounts in Thousands)

(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Cash and Cash Equivalents	$6,058	$21,133
Restricted Cash	1,135	1,394
Accounts Receivable, Net of Allowance for Doubtful Accounts	25,910	31,322
Prepaid Expenses	9,910	10,927
Deferred Tax Asset	288	408
Other Current Assets	612	370
Notes Receivable	1,628	3,204
Material and Supplies Inventory	8,331	9,760
Assets Held for Sale	5,300	6,976
Total Current Assets	59,172	85,494

Investment in Unconsolidated Entities	22,907	21,837

Vessels, Property, and Other Equipment, at Cost:
Vessels	531,795	520,026
Building	1,780	1,354
Land	623	623
Leasehold Improvements	26,348	26,348
Construction in Progress	8,938	2,371
Furniture and Equipment	10,809	10,461
	580,293	561,183
Less - Accumulated Depreciation	(185,925)	(186,450)
	394,368	374,733
Other Assets:
Deferred Charges, Net of Accumulated Amortization	25,173	25,787
Intangible Assets, Net of Accumulated Amortization	23,163	25,042
Due from Related Parties	1,286	1,660
Notes Receivable	24,547	24,455
Goodwill	828	2,735
Assets Held for Sale	-	48,701
Other	3,012	4,843
	78,009	133,223

TOTAL ASSETS	$554,456	$615,287

INTERNATIONAL SHIPHOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(All Amounts in Thousands Except Share Data)

(Unaudited)

	September 30, 2015	December 31, 2014
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current Maturities of Long-Term Debt, Net	$211,353	$23,367
Accounts Payable and Other Accrued Expenses	47,833	52,731
Total Current Liabilities	259,186	76,098

Long-Term Debt, Net	-	216,651

Other Long-Term Liabilities:
Incentive Obligation	4,080	4,644
Other	37,992	50,284

TOTAL LIABILITIES	301,258	347,677

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, 2,000,000 Shares Authorized:
9.50% Series A Cumulative Perpetual Preferred Stock, 250,000 Shares Issued and Outstanding at September 30, 2015 and December 31, 2014, Respectively	250	250
9.00% Series B Cumulative Perpetual Preferred Stock, 316,250 Shares Issued and Outstanding at September 30, 2015 and December 31, 2014, Respectively	316	316
Common Stock, $1.00 Par Value, 20,000,000 Shares Authorized, 7,333,406 and 7,301,657 Shares Outstanding at September 30, 2015 and December 31, 2014, Respectively	8,776	8,743
Additional Paid-In Capital	141,364	140,960
Retained Earnings	140,751	159,134
Treasury Stock 1,388,078 Shares at September 30, 2015 and December 31, 2014	(25,403)	(25,403)
Accumulated Other Comprehensive Loss	(12,856)	(16,390)
TOTAL STOCKHOLDERS' EQUITY	253,198	267,610

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$554,456	$615,287

INTERNATIONAL SHIPHOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All Amounts in Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash Flows from Operating Activities:
Net Loss	$(11,875)	$(6,446)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation	17,329	20,073
Amortization of Deferred Charges	12,704	14,615
Amortization of Intangible Assets	1,879	3,087
Deferred Tax	-	912
Non-Cash Share Based Compensation	567	1,185
Equity in Net (Income) Loss of Unconsolidated Entities, Net	(1,200)	364
Impairment Loss	4,870	-
(Gain) Loss on Sale of Assets	(4,573)	1
Loss on Extinguishment of Debt, Net	346	225
Loss on Foreign Currency Exchange, Net	91	123
(Gain) Loss on Derivatives, Net of Cash Settlements	53	(57)
Amortization of Deferred Gains	(2,892)	(3,323)
Other Reconciling Items, net	369	820
Changes in operating assets and liabilities:
Deferred Drydocking Charges	(10,821)	(7,037)
Accounts Receivable	2,073	(5,210)
Inventory and Other Current Assets	2,510	(2,703)
Other Assets	(125)	(2,218)
Accounts Payable and Accrued Liabilities	(8,083)	1,748
Other Long-Term Liabilities	(1,147)	(834)
Net Cash Provided by Operating Activities	2,075	15,325

Cash Flows from Investing Activities:
Purchases of and Capital Improvements to Property and Equipment	(12,001)	(64,710)
Investment in Unconsolidated Entities	-	(7,887)
Net Change in Restricted Cash Account	259	9,112
Cash Proceeds from the State of Louisiana	591	-
Cash Proceeds from Sale of Assets	29,346	-
Cash Proceeds from Receivable Settlement	3,890	-
Proceeds from Payments on Note Receivables	1,484	3,186
Net Cash Provided by (Used In) Investing Activities	23,569	(60,299)

Cash Flows from Financing Activities:
Proceeds from Line of Credit	5,000	33,000
Payments on Line of Credit	(12,500)	(13,000)
Proceeds from Issuance of Debt	32,000	61,545
Principal Payments on Long Term Debt	(53,711)	(25,190)
Cash Payments to Settle Foreign Currency Contract	(4,033)	-
Additions to Deferred Financing Charges	(999)	(987)
Dividends Paid	(6,476)	(9,380)
Net Cash Provided by (Used In) Financing Activities	(40,719)	45,988

Net Increase (Decrease) in Cash and Cash Equivalents	(15,075)	1,014
Cash and Cash Equivalents at Beginning of Period	21,133	20,010

Cash and Cash Equivalents at End of Period	$6,058	$21,024